Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-266059 and Form S-8 Nos. 333-272967, 333-260098, 333-259175, and 333-280401 of Trulieve Cannabis Corp. of our report dated February 27, 2025, relating to the consolidated financial statements as of and for the year ended December 31, 2024, and the effectiveness of Trulieve Cannabis Corp’s internal control over financial reporting as of December 31, 2024, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York

February 27, 2025